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                                      THE UNITED ILLUMINATING COMPANY                                           EXHIBIT 12
                                                                                                                PAGE 1 OF 2
                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                              (IN THOUSANDS)
                                                                                                                        TWELVE
                                                                                                                        MONTHS
                                                                                                                        ENDED
                                                                       YEAR ENDED DECEMBER 31,                         JUNE 30,
                                           --------------------------------------------------------------------
                                                 1991         1992           1993          1994          1995            1996
                                                 ----         ----           ----          ----          ----            ----
EARNINGS
   Net income                                  $55,550      $56,768        $40,481       $46,795       $50,393         $53,753
   Federal income taxes                         20,844       19,276         22,342        34,551        41,951          42,827
   State income taxes                           12,647       16,878          4,645         6,216        12,976          13,813
   Fixed charges                               107,548      109,449         97,928        88,093        83,994          81,685
                                          ------------- ------------  ------------- ------------- ------------- ---------------

   Earnings available for fixed charges       $196,589     $202,371       $165,396      $175,655      $189,314        $192,078
                                          ============= ============  ============= ============= ============= ===============


FIXED CHARGES
   Interest on long-term debt                  $90,296      $88,666        $80,030       $73,772       $63,431         $65,690
   Other interest                                9,847       12,882         12,260        10,301        16,723          12,045
   Interest on nuclear fuel burned               2,440        2,963            928             -             -               -
   One third of rental charges                   4,965        4,938          4,710         4,020         3,840           3,950
                                          ------------- ------------  ------------- ------------- ------------- ---------------
                                              $107,548     $109,449        $97,928       $88,093       $83,994         $81,685
                                          ============= ============  ============= ============= ============= ===============

RATIO OF EARNINGS TO FIXED
 CHARGES                                          1.83         1.85           1.69          1.99          2.25            2.35
                                          ============= ============  ============= ============= ============= ===============
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

                                                     THE UNITED ILLUMINATING COMPANY                              EXHIBIT 12
                                                                                                                  PAGE 2 OF 2
                                   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                              AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                                                (In Thousands)
                                                                                                                    TWELVE
                                                                                                                    MONTHS
                                                                                                                    ENDED
                                                                  YEAR ENDED DECEMBER 31,                          JUNE 30,
                                          ------------------------------------------------------------------------
                                              1991           1992          1993          1994           1995         1996
                                              ----           ----          ----          ----           ----         ----

EARNINGS
   Net income                                $55,550        $56,768       $40,481       $46,795       $50,393      $53,753
   Federal income taxes                       20,844         19,276        22,342        34,551        41,951       42,827
   State income taxes                         12,647         16,878         4,645         6,216        12,976       13,813
   Fixed charges                             107,548        109,449        97,928        88,093        83,994       81,685
                                          -----------    -----------   -----------   ------------   -----------  -----------

  Earnings available for combined fixed
   charges and preferred stock
   dividend requirements                    $196,589       $202,371      $165,396      $175,655      $189,314     $192,078
                                          ===========    ===========   ===========   ============   ===========  ===========

FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
   Interest on long-term debt               $ 90,296       $ 88,666      $ 80,030       $73,772       $63,431     $ 65,690
   Other interest                              9,847         12,882        12,260        10,301        16,723       12,045
   Interest on nuclear fuel burned             2,440          2,963           928             -             -            -
   One third of rental charges                 4,965          4,938         4,710         4,020         3,840        3,950
   Preferred stock dividend requirements(1)    7,260          7,100         7,197         6,223         2,778        1,004
                                          -----------    -----------   -----------   ------------   -----------  -----------
                                            $114,808       $116,549      $105,125       $94,316       $86,772      $82,689
                                          ===========    ===========   ===========   ============   ===========  ===========

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS                    1.71           1.74          1.57          1.86          2.18         2.32
                                          ===========    ===========   ===========   ============   ===========  ===========

(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.
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